Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2017 with respect to the consolidated financial statements, included in the Annual Report on Form 10-K for the year ended December 31, 2016, of FC Global Realty Incorporated (Formerly: PHOTOMEDEX, INC.), which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Amendment No. 1 to this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

January 23, 2018